China Natural Gas Enhances Board of Directors

- Appoints Three New Directors-

New York, August 7, 2008 (PR Newswire) - China Natural Gas, Inc. (OTC BB: CHNG), one of the leading providers of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas for industrial, commercial and residential use in Xi’an, China, announced today that it has enhanced its Board of Directors with three new directors. Mr. Donald Yang Xiang Dong will serve as a member of the committees, while Mr. Carl Yeung and Mr. Lawrence W. Leighton will serve as Chairman of the audit and compensation committees, respectively.

These appointments bring the Company’s Board of Directors to five members, including Mr. Qinan Ji, CEO and Chairman of the Board and Mr. Zhiqiang Wang, Vice Chairman of the Board.  Mr. Carl Yueng and Mr. Lawrence W. Leighton will be independent board members.

“Today’s announcement exemplifies our commitment to strengthen our corporate governance system.  On behalf of the Company, I welcome our new directors.  We believe that their extensive experience in business and finance will provide guidance to the senior management team as we continue to grow our business and we look forward to working with them,” stated Mr. Qinan Ji, CEO and Chairman of the Board of China Natural Gas, Inc.

Mr. Donald Yang is the President and a Founding Partner of Abax Global Capital (AGC), a leading Hong Kong based investment firm. He was a Managing Director responsible for Merrill Lynch’s Hong Kong and China Debt Capital Markets division from 2000 to 2007. Mr. Yang also serves as a director for Sinoenergy Corporation (SNEH), a NASDAQ listed company. Mr. Yang holds an MBA degree from Wharton School of Business and a BA degree from Nankai University in China.

Mr. Carl Yeung is the Chief Financial Officer of ATA Inc, a China based, leading provider of computer-based testing and education services in China listed on the NASDAQ Global Market. Prior to that, Mr. Yeung worked as an associate and analyst at Merrill Lynch (Asia Pacific) Limited from 2002 to 2006. Mr. Yeung holds a bachelor’s degree in economics with concentrations in finance and operations management from Wharton School, University of Pennsylvania, and a bachelor’s degree in applied science with concentration in systems engineering from School of Engineering and Applied Sciences, University of Pennsylvania.

Mr. Lawrence W. Leighton is a Managing Director of Bentley Associates L.P. He has over 40 years of extensive experience in international investment banking. Prior to that, he was the President and Chief Executive Officer of UI USA, the US subsidiary of Union d’Ètudes et d’Investissements, the merchant banking arm of Credit Agricôle. Previously, he also worked as a Limited Partner of Bear Stearns & Co. and a Managing Director of Chase Investment Bank. Mr. Leighton holds a B.S.E in Engineering from Princeton University and an MBA degree from Harvard Business School.

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), is the first China-based natural gas retailing company publicly traded in the U.S. It currently owns and operates a network of CNG retail filling stations as well as a 120 kilometer long compressed natural gas pipeline in Xi'an, China. Xi’an is a fast growing Chinese city supported by a population of approximately eight million and is the "gateway" to the broad Western regions of China. CHNG currently retails natural gas at company-owned filling stations, delivers natural gas services to residential, commercial and industrial customers, and converts gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles. Currently it is estimated that there are 5,000 buses and 20,000 taxis using CNG in Xi’an.

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies and our ability to penetrate the new markets.

CONTACT
In the U.S.:
Ashley Ammon MacFarlane or Wei-Jung Yang
ICR, Inc.
203-682-8200